Exhibit 2.1

JMP GROUP INC.

AGREEMENT AND PLAN OF MERGER

AUGUST 20, 2014

-i-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of August 20, 2014, by and among JMP Group LLC, a Delaware limited liability company (the “LLC”), JMP Group Inc., a Delaware corporation (the “Corporation”), and JMP Merger Corp., a Delaware corporation (“Merger Corp.”) and a wholly owned subsidiary of the LLC.

RECITALS

WHEREAS, the Corporation desires to implement a transaction (the “Reorganization Transaction”) whereby the Corporation will (i) become a subsidiary of the LLC, and (ii) undertake certain related transactions;

WHEREAS, the Reorganization Transaction contemplates, among other things, the merger of Merger Corp. with and into the Corporation (the “Merger”), with the stockholders of the Corporation having their shares of common stock converted into the right to receive an equal number of shares representing limited liability company interests in the LLC, all pursuant to this Agreement;

WHEREAS, for federal income tax purposes it is intended that the Merger qualify as a tax-deferred contribution of the common stock of the Corporation to the LLC within the meaning of Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of the Corporation, the Managing Member of the LLC and the Board of Directors of Merger Corp. each has determined that the Merger is advisable and in their respective best interests, and in the best interests of their respective shareholders, and have therefore approved the Merger on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE ONE

1.             The Merger.

1.1.          The Merger At the Effective Time (as defined in Section 1.2), subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), (i) Merger Corp. shall be merged with and into the Corporation, (ii) the separate corporate existence of Merger Corp. shall cease, and (iii) the Corporation shall continue as the surviving corporation of the Merger. The Corporation as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2.          Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time, date and place as the parties may agree, but in no event prior to the satisfaction or waiver, where permitted, of each of the conditions set forth in Article 3  below (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

1.3.          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.

ARTICLE TWO

2.             Effect on Capital Stock.

2.1.          Effect on Capital Stock. By virtue of the Merger and without any action on the part of the Merger Corp., the Corporation or any of their respective stockholders, or any holder of any LLC Interests (as defined below), the following shall occur at the Effective Time:

(a)     JMP Group Common Stock. Each share of common stock, par value $0.001 per share, of the Corporation (“Corporation Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below) shall be converted into one validly issued and fully paid share representing a limited liability company interest in the LLC (“LLC Share”). From and after the Effective Time, (i) all certificates representing Corporation Common Stock (other than Dissenting Shares) shall be deemed for all purposes to represent the number of LLC Shares into which the Corporation Common Stock they previously represented were converted in accordance with the immediately preceding sentence, and (ii) each holder of Corporation Common Stock (other than Dissenting Stockholders, as defined below) shall be automatically admitted to the LLC as a member of the LLC.

(b)     Treasury Shares. Any shares of Corporation Common Stock that are owned by the Corporation as treasury stock shall be automatically converted without any consideration into LLC Shares.

(c)     JMP Group LLC Interests. Each limited liability company interest of the LLC (“LLC Interests”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the LLC or the holder of such LLC Interests, cease to be outstanding, shall be automatically canceled and retired, and each person or entity that was a member of the LLC immediately prior to the Effective Time shall, by virtue of the Merger, automatically cease to be a member of the LLC. Any consideration paid by a member of the LLC prior to the Effective Time for any LLC Interests shall be returned to such member in connection with the cancelation and retirement of such LLC Interests.

2.2.          Effect on Corporation Equity Incentive Plan.

(a)     At the Effective Time, each option granted by the Corporation to purchase shares of Corporation Common Stock (each, a “Corporation Option”) pursuant to the Amended and Restated JMP Group Inc. Equity Incentive Plan (“Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Corporation Common Stock and shall be converted automatically into an option to purchase LLC Shares, on the same terms and conditions, including, but not limited to, the same number of shares and same exercise price, as were applicable to such Corporation Option under the terms of the Stock Plan and the agreement evidencing the grant thereunder, and the LLC shall assume each such Corporation Option (hereinafter, “Assumed Option”).

(b)     At the Effective Time, each Corporation restricted stock units that was issued under the Stock Plan (each, a “Corporation Restricted Stock Unit Award”) shall be automatically converted into a restricted share unit award denominated in LLC Shares, on the same terms and conditions, including, but not limited to, the same number of shares, as were applicable to such Corporation Restricted Stock Unit Award under the terms of the Stock Plan and the agreement evidencing the grant thereunder, and the LLC shall assume each such Corporation Restricted Stock Unit Award (hereinafter, “Assumed Restricted Stock Unit Award”).

2.3.           Certificates.

(a)     As of the Effective Time, all outstanding shares of Corporation Common Stock shall no longer be outstanding and shall automatically be converted into LLC Shares as described above, and, subject to Section 2.4, each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented shares of Corporation Common Stock shall cease to have any rights with respect to such shares, except (A) with respect to any Dissenting Shares, (B) as otherwise provided by applicable law, and (C) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, without any interest thereon.

(b)     Subject to Section 2.4, each outstanding certificate (or evidence of shares in book-entry form) representing shares of Corporation Common Stock shall be deemed for all purposes, from and after the Effective Time, to represent the same number of LLC Shares into which the Corporation Common Stock they previously represented were converted in the Merger pursuant to Sections 2.1(a)-(c), as applicable. Holders of such outstanding certificates shall not be asked to surrender them for cancellation in connection with the Merger. Subject to Section 2.4, the registered owner on the books and records of the Corporation immediately prior to the Merger of all such outstanding certificates (or evidence of shares in book-entry form) shall have and be entitled to exercise all voting and other rights with respect to, and to receive dividends and other distributions upon the LLC Shares represented by such outstanding certificates (or evidence of shares in book-entry form) after the Effective Time. If, after the Effective Time, certificates representing shares of Corporation Common Stock are presented to the LLC, or its designated transfer agent, such certificates shall be canceled and exchanged for certificates (or evidence of shares in book-entry form) representing LLC Shares.

(c)     At and after the Effective Time, there shall be no transfers on the stock transfer books of the Corporation of shares of Corporation Common Stock that were outstanding immediately prior to the Effective Time.

(d)     None of the Corporation, the LLC, Merger Corp., or any other person shall be liable to any former stockholder of the Corporation for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

2.4.          Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, any shares of Corporation Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted or consented in writing to adopt this Agreement and who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such stockholders, the “Dissenting Stockholders”, and such shares of Corporation Capital Stock, the “Dissenting Shares”), shall not be converted into LLC Shares, but instead shall be cancelled and Dissenting Stockholders shall cease to have any rights with respect to such Dissenting Shares, other than the right to be paid the fair value of such Dissenting Shares as may be granted pursuant to Section 262 of the DGCL, unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn his demand or his lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect, or shall have effectively withdrawn his or her demand or lost his or her rights to appraisal under the DGCL, (i) such Dissenting Stockholder’s shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder’s shares shall thereupon be deemed to have been converted into, as of the Effective Time, LLC Shares in accordance with Sections 2.01(a), and any dividends or other distributions to which such holder is entitled, without any interest thereon, and (ii) such Dissenting Stockholder shall cease to be a Dissenting Stockholder, shares of Corporation Common Stock owned by such person shall cease to be Dissenting Shares, and such person shall be automatically admitted to the LLC as a member of the LLC.

ARTICLE THREE

3.             Conditions

3.1.           Conditions as to Each Party’s Obligation to Effect the Merger.The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (as set forth in Section 5.7) of the following conditions at or prior to the Closing Date:

(a)     This Agreement shall have been duly adopted by the requisite vote of the stockholders and holders of shares of the Corporation, the LLC and Merger Corp., as applicable.

(b)     The Corporation shall have received from its counsel, Orrick, Herrington & Sutcliffe LLP, an opinion, in form and substance satisfactory to the Corporation, to the effect that (i) the Merger qualifies as a tax-deferred contribution of Corporation Common Stock to the LLC under Section 721 of the Code, and (ii) the LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or publicly traded partnership taxable as a corporation.

(c)     The limited liability company agreement of the LLC shall have been amended and restated in the form reasonably satisfactory to the Corporation and the LLC.

(d)     The directors and officers of the Corporation immediately before the Merger will be the directors and officers, respectively, of the LLC after the Merger.

(e)     The LLC Shares issuable to stockholders of the Corporation pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f)     The Registration Statement on Form S-4 (the “Form S-4”) to be filed with the Securities and Exchange Commission by the LLC in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or the initiation of any proceeding seeking a stop order.

(g)     No order, injunction or decree has been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Merger or any of the transactions related thereto, shall be in effect.

(h)     The Corporation and the LLC shall have received all governmental approvals and third party consents to the Merger and other transactions described in the Form S-4, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Corporation, the LLC and their subsidiaries taken as a whole.

ARTICLE FOUR

4.             Termination.

4.1.          Termination of Agreement.   This Agreement may be terminated, and the Merger may be abandoned, at any time and for any reason prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Corporation, by either (i) the mutual written consent of the Board of Directors of the Corporation, the Managing Member of the LLC and the Board of Directors of Merger Corp., or (ii) the Board of Directors of the Corporation in its sole discretion.

4.2.          Effect of Termination and Abandonment.   In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 4, this Agreement shall forthwith become null and void, will have no effect, and no party hereto (or any of their respective directors, members or officers) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE FIVE

5.             General Provisions.

5.1.          Entire Agreement.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.2.          Amendment.   This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of the Corporation, but after such stockholder approval, no amendment shall be made that by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.3.          Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

5.4.          Counterparts.   This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.5.          Headings.   Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.6.          Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.7.          Waiver of Conditions.   The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

5.8.          No Third-Party Beneficiaries.   This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

JMP Group Inc.

By:	/s/ Carter D. Mack
Name:	Carter D. Mack
Title:	President

JMP Group LLC

By: JMP Group Inc., its Manager

By:	/s/ Joseph A. Jolson
Name:	Joseph A. Jolson
Title:	Chief Executive Officer

JMP Merger Corp.

By:	/s/ Raymond S. Jackson
Name:	Raymond S. Jackson
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER